EXHIBIT 99.1

Hibernia NGS Limited and Subsidiaries

Consolidated Financial Statements

For the Years Ended 31 December 2015, 2014 and 2013

EXHIBIT 99.1

Hibernia NGS Limited and Subsidiaries

Consolidated Financial Statements

INDEX

Page
Report of Independent Auditors	1
Consolidated Balance Sheets	2
Consolidated Statement of Operations and Comprehensive Loss	3
Consolidated Statements of Changes in Equity	4 - 5
Consolidated Statement of Cash Flows	6
Notes to the Consolidated Financial Statements	7 - 19

Report of Independent Auditors

To the Management and Board of Directors of Hibernia NGS Limited:

We have audited the accompanying consolidated financial statements of Hibernia NGS Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and, 2014, and the related consolidated statements of operations and comprehensive loss, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2015.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hibernia NGS Limited and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers
Dublin, Ireland
November 28, 2016

EXHIBIT 99.1

CONSOLIDATED BALANCE SHEETS
As at 31 December 2015 and 2014

	2015 US$	2014 US$
ASSETS
Current assets:
Cash and cash equivalents	$11,358,162	$15,521,331
Accounts receivable, net of allowance for doubtful accounts of $1,650,645 and $1,276,156	31,439,776	18,522,500
Prepaid expenses and other	18,069,238	14,814,977
Total current assets	60,867,176	48,858,808

Property, plant and equipment, net	358,320,326	218,164,406
Goodwill	4,722,359	4,722,359
Intangibles, net	2,706,428	3,182,840
Deferred tax asset, net	460,810	3,566,603
Other assets	2,983,473	4,565,195
Total assets	430,060,572	283,060,211

LIABILITIES
Current liabilities:
Accounts payable	25,172,791	18,176,272
Accrued expenses and other liabilities	22,108,792	16,489,578
Deferred revenue	45,454,343	29,595,719
Current portion of debt	48,216,717	2,125,000
Total current liabilities	140,952,643	66,386,569

Long-term debt, net of current portion	36,351,982	40,375,000
Deferred revenue	178,951,778	85,325,627
Amounts payable to shareholder	18,605,574	16,749,355
Deferred tax liability, net	2,932,234	1,755,456
Other	4,408,378	6,865,083
Total liabilities	382,202,589	217,457,090

EQUITY
Ordinary shares ($1.00 par value; 2015: 100,000,000 authorized; 59,263,113 shares issued and outstanding, 2015: 100,000,000 authorized; 70,072,692 shares issued and outstanding)	59,263,113	70,072,692
Preferred shares	37,934,353	27,124,774
Additional paid-in capital	47,443,665	40,605,319
Accumulated other comprehensive income and other reserves	(1,642,582)	(1,623,080)
Retained deficit	(95,140,566)	(70,576,584)
Total equity	47,857,983	65,603,121
Total liabilities and equity	$430,060,572	$283,060,211

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

EXHIBIT 99.1

For the years ended 31 December 2015, 2014 and 2013

	2015 US$	2014 US$	2013 US$

Net sales	$148,871,230	$127,845,727	$112,961,356
Cost of sales	22,021,794	22,974,007	19,760,195
Gross profit	126,849,436	104,871,720	93,201,161

Operating expenses:
Network operating expenses	65,855,610	63,595,115	50,694,991
Sales and marketing	16,783,251	14,952,090	14,802,839
General and administrative	22,100,455	8,814,240	9,428,592
Depreciation	21,387,202	16,226,364	13,532,630
Amortisation	815,675	696,565	545,280
Total operating expenses	126,942,193	104,284,374	89,004,332
(Loss)/income from operations	(92,757)	587,346	4,196,829

Currency translation (gain)/loss, net	(461,302)	(2,151,031)	187,831
Interest expense	10,598,730	7,369,280	6,856,005
Other non-operating expenses	104	519,422	2,023,540
(Gain)/loss on sale of fixed assets	(5,228)	34,685	(14,018)
Other expense, shares previously recorded as held by subsidiary	0	0	969,415
Loss before income taxes	(10,225,061)	(5,185,010)	(5,825,944)
Income tax expense/(benefit)	4,444,760	(191,915)	1,767,012
Net loss	(14,669,821)	(4,993,095)	(7,592,956)
Other comprehensive loss (income) (net of tax)
Foreign currency translation adjustment	(19,502)	(1,869,303)	177,062
Comprehensive loss	$(14,689,323)	$(6,862,398)	$(7,415,894)

The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.1

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the years ended 31 December 2015, 2014 and 2013

	Issued ordinary shares	Issued ordinary shares US$	Preferred shares	Preferred shares US$	Additional paid-in capital US$	Legal reserve US$	Retained deficit US$	Accumulated other comprehensive income/(loss) US$	Total equity US$
Balance at 1 January 2013	$69,549,069	$69,549,069	$—	$—	$11,065,792	$1,028,363	$(59,464,688)	$69,161	$22,247,697
Net loss	—	—	—	—	—	—	(7,592,956)	—	(7,592,956)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	177,062	177,062
Shares previously recorded as held by subsidiary	523,623	523,623	—	—	—	—	445,792	—	969,415
Additional paid in capital	—	—	—	—	150	—	—	—	150
Balance at 31 December 2013	70,072,692	70,072,692	—	—	11,065,942	1,028,363	(66,611,852)	246,223	15,801,368

Balance at 1 January 2014	70,072,692	70,072,692	—	—	11,065,942	1,028,363	(66,611,852)	246,223	15,801,368
Net loss	—	—	—	—	—	—	(4,993,095)	—	(4,993,095)
Other comprehensive (loss), net of tax	—	—	—	—	—	—	—	(1,869,303)	(1,869,303)
Issue preferred shares	—	—	27,124,774	27,124,774	32,875,226	—	—	—	60,000,000
Share issue costs	—	—	—	—	(3,335,849)	—	—	—	(3,335,849)
Legal reserve	—	—	—	—	—	(1,028,363)	1,028,363		—
Balance at 31 December 2014	70,072,692	70,072,692	27,124,774	27,124,774	40,605,319	—	(70,576,584)	(1,623,080)	65,603,121

Net loss	—	—	—	—	—	—	(14,669,821)	—	(14,669,821)
Other comprehensive (loss), net of tax	—	—	—	—	—	—		(19,502)	(19,502)
Repurchase of ordinary shares	(10,809,579)	(10,809,579)	—	—	(1,707,048)	—	(11,394,161)	—	(23,910,788)
Issue preferred shares	—	—	10,809,579	10,809,579	11,601,210	—	—	—	22,410,789
Capital contribution	—	—	—	—	—	—	1,500,000	—	1,500,000
Share issue costs	—	—	—	—	(3,055,816)	—	—	—	(3,055,816)
Balance at 31 December 2015	$59,263,113	$59,263,113	$37,934,353	$37,934,353	$47,443,665	$—	$(95,140,566)	$(1,642,582)	$47,857,983

The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.1

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the years ended 31 December 2015, 2014 and 2013

The accompanying notes are an integral part of the consolidated financial statements.

The legal reserve was held in relation to Hibernia Group ehf which was required under Icelandic law. Following the merger of Hibernia Group ehf into HNGS, the reserve is no longer required to be held separately, and was transferred to retained earnings in 2014.

On 1 May 2015, HNGS repurchased 10,809,579 US$1 ordinary shares for US$23,910,788; these shares were subsequently cancelled on 1 May 2015. This transaction gave rise to a reduction in share capital of US$10,809,579, share premium of US$1,707,048 and a U$11,394,161 increase in the retained deficit reflecting the premium paid for these shares. In conjunction with this, HNGS issued 10,809,579 $1 par value preferred shares for a consideration of US$22,410,789, plus a capital contribution of $1,500,000 which has been paid in full.

On 17 July 2014, HNGS issued 27,124,774 US$1 par value preferred shares for US$60,000,000 consideration which has been paid in full.

In 2013, the Company identified an error in respect of a consolidation adjustment recorded in error in prior periods. This consolidation adjustment described as "Shares previously recorded as held by subsidiary" related to the elimination investments on consolidation. The error resulted in an understatement of share capital of $523,623 and an overstatement of retained deficit of $445,792 as at December 31, 2012. The Company corrected the error in its 2013 financial statements which had the effect of increasing the consolidated loss for the year ended 31 December 2013 by $969,415 with an increase in share capital of $523,623 and reduction in accumulated retained deficit of $445,792. The Company does not believe this adjustment is material to the consolidated financial statements for the years ended December 31, 2013 or 2012, and as a result, has not restated its consolidated financial statements for the year ended December 31, 2012.

EXHIBIT 99.1

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended 31 December 2015, 2014 and 2013

	2015 US$	2014 US$	2013 US$
Cash flows from operating activities:
Net loss	(14,669,821)	(4,993,095)	(7,592,956)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortisation	22,202,877	16,922,929	14,077,910
Amortisation of prepaid debt issuance costs	3,082,650	1,176,381	1,025,037
Deferred income taxes	4,282,572	(37,600)	1,274,734
Interest paid	1,856,219	1,647,300	1,460,527
Amortisation of debt discount	64,311	204,577	94,627
Shares previously recorded as held by subsidiary	—	—	969,415
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(12,917,276)	997,998	(6,175,162)
Prepaid expenses and other current assets	(3,254,261)	3,296,751	(4,967,681)
Accounts payable	6,996,519	8,138,846	(1,173,263)
Accrued expenses and other liabilities	5,619,214	2,598,393	560,273
Deferred revenue	108,821,293	46,691,367	11,822,515
Refundable deposits	—	(5,393,330)	2,016,930
Net cash provided by operating activities	122,084,297	71,250,517	13,392,906

Cash flows from investing activities:
Capital expenditure - property, plant and equipment	(21,892,152)	(28,237,797)	(16,007,608)
Capital expenditure - project express	(139,650,970)	(84,058,194)	—
Acquisitions	—	—	724,368
Net cash used in investing activities	(161,543,122)	(112,295,991)	(15,283,240)

Cash flows from financing activities:
Repayment of revolving loan facility	(2,125,000)	(2,500,000)	(1,500,000)
Proceeds from Express loan facility	40,000,000	—	—
Proceeds from vendor financing notes payable	4,193,699	—	—
Repurchase of ordinary shares	(23,910,788)	—	—
Net proceeds from issuance of preferred shares	19,354,973	56,664,150	—
Capital contribution received	1,500,000	—	—
Deferred consideration	(1,793,223)	(814,546)	(399,996)
Other, net	(1,904,503)	(1,566,662)	(703,523)
Net cash provided by financing activities	35,315,158	51,782,942	(2,603,519)

Effect of exchange rate fluctuations on cash	(19,502)	(1,869,303)	177,062
(Decrease)/increase in cash	(4,163,169)	8,868,165	(4,316,791)

Cash, beginning of year	15,521,331	6,653,166	10,969,957
Cash, end of year	$11,358,162	$15,521,331	$6,653,166
Supplemental disclosure of cash flow information:

Cash paid for interest	$5,607,798	$4,292,385	$4,348,619
Cash paid for income taxes	$126,386	$113,873	$312,380
The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.1

NOTES TO THE FINANCIAL STATEMENTS

1	The Company

Hibernia NGS Limited (HNGS), through its subsidiaries (collectively, the Group) owns and operates a transatlantic fibre optic telecommunication network with associated cable landing stations in Ireland, the United Kingdom, the United States and Canada. It also operates a terrestrial fibre optic network, some of which it owns and some of which is leased. The terrestrial network connects most major cities in Europe and North America and has limited connection points in Asia.

The Group was established in 2003 with an Icelandic parent company. During 2013, the shareholders of Hibernia Group ehf (the former parent company) formed HNGS, a new Irish company, for the purpose of migrating Hibernia Group ehf from Iceland to Ireland. On 24 July 2013, the two existing shareholders of Hibernia Group ehf transferred all of their respective shares in the company in exchange for the same number of shares in HNGS and began a process to obtain the required statutory approvals in Iceland and in Ireland to complete a cross-border merger of the parent company from Iceland to Ireland. The approval process in Iceland was completed on 17 January 2014 and the process in Ireland was completed on 31 January 2014. This resulted in a removal of Hibernia Group ehf from the Companies Registry in Iceland and leaves HNGS as the surviving parent company in Ireland.

The transfer has been accounted for as a transaction under common control in accordance with ASC 805-50-30-5, with acquired assets and liabilities recorded at their carrying value at the transfer date. Further in accordance with ASC 805-45-2, the 2013 primary statements are presented as though the transfer occurred on January 1, 2013.

During 2014, the Group initiated the development of a $220,000,000 transatlantic fibre project known as Project Express. Costs associated with this project are borne by Hibernia Express (Ireland) Limited and its two subsidiary companies, Hibernia Express (UK) Limited and Hibernia Express (Canada) Limited. The construction was completed in 2015 and operation of the cable commenced in September.

HNGS's wholly owned subsidiary companies include Hibernia Atlantic Cable System Ltd., Hibernia Atlantic (UK) Ltd., Hibernia Atlantic Communications (Canada) Company, Hibernia Atlantic US LLC, Hibernia Local Fibre Limited, Hibernia Atlantic (NI) Limited, Hibernia Atlantic Communications Private Ltd. (India), Hibernia Atlantic (Singapore) Private Ltd, Hibernia International Assets Inc. (formerly known as CVC Acquisitions (CI) Corporation), Hibernia Media (UK) Limited, Hibernia Netherlands B.V., Hibernia Express (Ireland) Limited, Hibernia Express (UK) Limited and Hibernia Express (Canada) Limited. During 2015, Hibernia Media LLC was merged with Hibernia Atlantic US LLC. Hibernia Netherlands B.V. was formed during the year by a merger of TripartZ B.V. and Stored Data B.V.

2	Directors responsibility statement

The directors are responsible for the preparation and fair presentation of the non-statutory group financial statements in accordance with applicable United States laws and accounting principles generally accepted in the United States of America and for the internal control necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

3	Summary of significant accounting policies

Consolidation
The non-statutory group financial statements include the accounts of HNGS and all subsidiaries controlled by HNGS. Control exists when HNGS has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that currently are exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated on consolidation. All entities within the group have been consolidated in these accounts.

Foreign currency translation
The functional currency of the Group is the US dollar. For operations that prepare financial statements in currencies other than the US dollar, income statement amounts are translated at average monthly exchange rates for the year, and assets and liabilities are translated at year-end exchange rates. Translation adjustments on long-term assets and liabilities are presented

EXHIBIT 99.1

as a component of accumulated other comprehensive income within equity. Gains and losses from other foreign currency transactions are included in results of operations. The Group recorded gains on foreign currency transactions in the results of operations of US$461,302 in 2015 and US$2,151,031 in 2014 and a loss of US$187,831 in 2013.

Management estimates
The preparation of the non-statutory group financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The accounting estimates that require management's most subjective judgments include the assessment of the recoverability of property, plant and equipment, goodwill and other intangibles. Actual results could differ from those estimates.

Financial instruments and concentrations of credit risk
Financial accounting standards define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amount of the Group’s financial instruments comprised of cash, short-term investments, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments. The carrying values of the Group’s long-term borrowings approximate their estimated fair values because these instruments bear interest either at market rates or at floating rates which approximate market rates.

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Group places its cash and cash equivalents in high credit quality investments with reputable financial institutions.

The Group’s accounts receivable are with a large number of customers, dispersed across a wide geographic base. Management believes that risk of loss on the Group’s trade receivables is reduced by effective management of the Group’s receivables and the ability to disconnect service if a customer falls in arrears. Provisions for doubtful accounts are recorded in general and administrative expense. The adequacy of the reserves is evaluated utilising several factors including the length of time a receivable is past due, changes in customer creditworthiness, customer payment history, the length of the customer relationship with the Group, current industry trends and the current economic climate.

Cash and cash equivalents
The Group considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Property, plant and equipment
Property, plant and equipment are recorded at cost. Maintenance and repairs are expensed as incurred and costs of improvements, including capitalised interest and renewals, are capitalised. Depreciation is determined by the straight-line method based on the estimated useful lives of the related assets. Upon disposal, cost and related accumulated depreciation of the assets are removed from the accounts and resulting gains or losses are reflected in operations.

Depreciable lives used by the Company for its classes of assets are as follows:

Freehold land and buildings:	30 years
Cable:	20 years
Fixtures and fittings:	3 years
Fibre optic network	5 to 15 years
Computers and telecoms equipment	3 years
Motor vehicles	3 years

Fair value measurements
Fair value of financial and nonfinancial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritises the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

EXHIBIT 99.1

Level 1 - Quoted prices in active markets for identical assets or liabilities
Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities
Level 3 - No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Group’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Goodwill and other intangibles
Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Under the Financial Accounting Standards Board (FASB) issued guidance for goodwill and other intangible assets, goodwill and other intangible assets with indefinite useful lives are not amortised but are tested for impairment annually or whenever events or circumstances occur indicating that these intangibles may be impaired. The guidance also requires that intangible assets with estimable finite useful lives be amortised over their respective estimated useful lives and reviewed for impairment in accordance with FASB issued guidance for Accounting for Impairment or Disposal of Long-Lived Assets.

Other assets
Other assets consist primarily of deferred financing costs.

Long-lived assets
The Group reviews long-lived assets held and used in operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events indicate that an asset may be impaired, the Group estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognised. Measurement of the impairment loss is based on the estimated fair value of the asset.

Income taxes
HNGS and its consolidated subsidiaries are subject to income taxes according to tax laws and rates within the jurisdictions where they are located.

The Group uses a two-step approach for recognising and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: the Group determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Group presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognise in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realised upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognised in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability. The Company recognises accrued interest and penalties related to unrecognised tax positions in the provision for income taxes.

Significant management judgment is required in evaluating the Group’s tax positions and in determining the Group’s effective tax rate.

Leased assets
(i)    Finance leases
Finance leases transfer substantially all the risks and rewards incidental to ownership to the lessor.

At the commencement of the finance lease term the Group recognises its right of use and obligation under a finance lease as an asset and a liability at the amount equal to the fair value of the leased asset, or if lower, at the present value of the minimum lease payments calculated using the interest rate implicit in the lease. Where the implicit rate cannot be determined the Group’s incremental borrowing rate is used. Incremental and directly attributable costs incurred in negotiating and arranging a finance lease are included in the cost of the asset.

(ii)    Operating leases

EXHIBIT 99.1

Operating leases do not transfer substantially all the risks and rewards of ownership to the lessor. Payments under operating leases are recognised in the profit and loss account on a straight-line basis over the term of the lease.

Revenue recognition
Revenues are recognised in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" as amended by SAB No. 104, "Revenue Recognition". The Group’s revenue comprises the fair value for the sale of services, net of value-added tax, rebates and discounts and after eliminating sales within the Group. The Group’s revenues primarily relate to customer usage of services. Recurring monthly service fees are recorded in the period in which the service is made available to the customer. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets and are subsequently amortised into income on a straight line basis over the fixed contract term.

Concentrations of Credit Risk

Financial instruments potentially subject to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. At times during the years presented, the Company had funds in excess of $250,000 insured by the U.S. Federal Deposit Insurance Corporation, or in excess of similar Deposit Insurance programs outside of the United States, on deposit at various financial institutions. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

The Company's trade accounts receivable are generally unsecured and geographically dispersed. No single customer's trade accounts receivable balance as of 31 December 2015 and 31 December 2014 exceeded 10% of the Company's consolidated accounts receivable, net. No single customer accounted for more than 10% of revenue for the years ended 31 December 2015, 2014 or 2013.

Exchange Rate Sensitivity
Our exposure to market risk for changes in foreign currency rate relates to our global operations. Our consolidated financial statements are denominated in U.S. Dollars, but a portion of our revenue, cost of sales, network costs, sales and marketing and General and administrative expenses are generated in the local currency of our foreign subsidiaries. Accordingly, changes in exchange rates between the applicable foreign currency and the U.S. Dollar will affect the translation of each foreign subsidiary’s financial results into U.S. Dollars for purposes of reporting consolidated financial results.

Approximately 57.0% of our revenues for the year ended December 31, 2015 are billed by non-US entities that must record the revenue in the local functional currency (either British Pounds Sterling or Euros) and then translate the balances to the reporting currency, or USD. This foreign currency translation impact is partially offset by the fact that approximately 47.2% of our cost of sales 53.0% of network costs and 34.1% of our sales and service costs, for the year ended 31 December 2015 are also billed to non-US legal entities that must record these items in local currency (principally Euros and Great British Pounds).

We do not currently use derivative financial instruments and have not entered into any foreign currency hedging transactions, but we may do so in the future.

Recently adopted accounting standards

In August 2016, accounting guidance was issued addressing the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance is required to be applied retrospectively on January 1, 2019 for non-public entities (January 1, 2018, for public entities). The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In March 2016, amendments to existing accounting guidance were issued to simplify various aspects related to how share-based payments are accounted for and presented in the consolidated financial statements. All excess tax benefits and tax deficiencies should be recognized as income tax provision (benefit) in the income statement. This change is required to be applied prospectively resulting from settlements after the date of adoption of the guidance. The tax benefit will be recorded when it arises, subject to normal valuation considerations. This change is required to be applied on a modified retrospective basis, with a cumulative effect adjustment to opening retained earnings. All tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows with either a prospective or retrospective approach. Other modifications to the guidance include modifications related to minimum statutory tax withholding requirements and accounting policy election for the impact of forfeitures of shared-based payment awards. The guidance will be effective on January 1, 2018 for non-public entities (January 1, 2017 for public entities). The company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In February 2016, lease accounting guidance was issued which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The guidance also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the

EXHIBIT 99.1

lease term, generally on a straight-line basis. The leasing standard is required to be applied to leases in existence as of the date of adoption using a modified retrospective transition approach. The guidance will be effective on January 1, 2020 for non-public entities (January 1, 2019 for public entities) with earlier adoption permitted as of February 25, 2016. The company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In November 2015, accounting guidance was issued that requires classification of all deferred tax assets and liabilities, along with any related valuation allowances, as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The guidance, however, does not change the existing requirement that only permits offsetting within a tax jurisdiction; therefore, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another tax jurisdiction. The guidance will be applied prospectively on January 1, 2018 non-public entities (January 1, 2017 for public entities).

In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs are presented as a direct deduction from the long-term debt, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance will continue to be reported as interest expense. This guidance will be applied retrospectively on January 1, 2016 and will not expected to have a material effect on our consolidated financial statements.

In August 2014, accounting guidance was issued to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective for the year ending December 31, 2016. This is not expected to have a material effect on the company’s consolidated financial statements.

In May 2016, narrow scope amendments and practical expedients were issued to clarify the new revenue recognition standard. The amendments clarify the collectability criterion of the revenue standard wherein an entity is allowed to recognize revenue in the amount of consideration received when the following criteria are met: the entity has transferred control of the goods or services, the entity has stopped transferring goods or services, or has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is non-refundable. The amendments also clarify the following: the fair value of noncash consideration be measured at contract inception when determining the transaction price, allows an entity to make an accounting policy election to exclude from the transaction price certain types of taxes collected from a customer when the company discloses that policy, for contracts to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP, and a practical expedient is provided in which an entity can avoid having to evaluate the effects of each contract modification from contract inception through the beginning of the earliest period presented when accounting for contracts that were modified prior to adoption under both the full and modified retrospective transition approach. The amendments have the same effective date and transition requirements as the new revenue standard. The company is currently assessing the impact the adoption of this new guidance will have on its consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) and International Accounting Standards Board jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The guidance will be effective on January 1, 2019 for non-public entities (January 1, 2018 for public entities). Early adoption is permitted; however, entities are not permitted to adopt the standard earlier than its original effective date of January 1, 2017. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

Acquisition of customer contracts

The fair value of the assets acquired and liabilities assumed are determined using the income, cost and market approaches. The income approach was primarily used to value the customer relationships. The income approach indicates value for a

EXHIBIT 99.1

subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another equivalent asset, was used, as appropriate, for property, plant and equipment. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, less an allowance for loss due to depreciation. The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilised in the valuation of the network operating services and the future service commitments.

4	Acquisition of customer contracts and related plant and equipment - 2014

On 1 March 2014, Hibernia Media (UK) Limited entered into an agreement with TeliaSonera Network Sales AB to acquire specified customer contracts and related plant and equipment for a purchase price of US$2,435,220 to be paid in 36 monthly instalments of US$67,645 which commenced in January 2015. The fair value of the consideration is estimated at US$2,268,712 on a discounted cash flow basis.

The allocation of the purchase price is as follows:	US$

Plant and equipment	$658,662
Customer contracts	1,610,050
Total allocation of acquisition costs	$2,268,712

EXHIBIT 99.1

5    Property, plant and equipment

	2015 US$	2014 US$

Property, plant and equipment consist of the following:

Land and improvements	$47,445	$47,445
Building and leasehold improvements	3,524,272	3,521,236
Vehicles	16,140	16,140
Furniture and equipment	5,731,319	4,734,807
Telecom assets	215,457,701	194,565,097
Marine cable	8,141,833	8,141,833
Project Express	223,709,164	84,058,194
	456,627,874	295,084,752

Less accumulated deprecation	(98,307,548)	(76,920,346)
	$358,320,326	$218,164,406

Depreciation expense was US$21,387,202 and US$16,226,364 in 2015 and 2014, respectively.

6    Goodwill and intangible assets

	2015 US$	2014 US$

Goodwill
The carrying values of goodwill are:

Hibernia US LLC	$4,388,072	$4,388,072
Hibernia Netherlands BV	334,287	334,287
Balance as at 31 December	$4,722,359	$4,722,359

The Group performs its impairment test of goodwill annually on 31 December following the approval of the annual budget.

The Group used the value in use model (“VIU”) for the purposes of the goodwill impairment testing at this reflects the Group’s intention to hold and operate the assets. Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance, capital expenditure, depreciation, tax and working capital. A sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were in excess of the carrying value.

Intangible assets
Identifiable intangible assets consists of the following:

EXHIBIT 99.1

	31 December 2015			31 December 2014
	Gross carrying amount US$	Accumulated amortisation US$	Net carrying amount US$	Gross carrying amount US$	Accumulated amortisation US$	Net carrying amount US$

Customer relationships	$5,701,284	$(2,994,856)	$2,706,428	$5,362,021	$(2,179,181)	$3,182,840

Amortisation expenses for customer relationships in 2015 and 2014 were US$815,675 and US$$696,564, respectively.

Customer relationships are amortised using a straight-line method over between 7 and 8 years. Estimated amortisation expense in future periods is:

US$

2016	$775,287
2017	775,287
2018	515,005
2019	372,506
2020	230,007
2021	38,336
$2,706,428

7    Debt

	2015 US$	2014 US$

Senior secured term loan	$40,375,000	$42,500,000
Express loan facility	40,000,000	—
Vendor financing	4,193,699	—
Less current portion	(48,216,717)	(2,125,000)
Long-term debt	$36,351,982	$40,375,000

At 31 December 2015 and 31 December 2014, future contractual principal maturities of debt are as follows:

	2015 US$	2014 US$
2015	$—	$2,125,000
2016	48,216,717	42,500,000
2017	36,351,982	—
	$84,568,699	$44,625,000

Senior secured term loan
The Group entered into a senior secured term loan with Fortress Credit Corp. in the initial amount of US$42,500,000, plus interest payable monthly at LIBOR plus 8% with a LIBOR floor of 1.5% (9.5% at 31 December 2015 and 31 December 2014). Principal is payable quarterly beginning 31 March 2015 in instalments of US$531,250 until 31 March 2016 when instalments

EXHIBIT 99.1

increase to US$1,062,500, payable quarterly until maturity on 22 December 2017 when the remaining balance shall become due and payable in full.

On 6 March 2015, the Group amended its existing senior secured term loan to increase the facility to US$82,500,000. The amended facility provides for a new US$40,000,000 loan facility to Hibernia Express (Canada) Limited to be utilized by Hibernia Express entities to fund Project Express. The new US$40,000,000 Express facility is payable in full in May 2016. The maturity date, repayment instalments and interest rate on the initial US$42,500,000 senior secure term loan are not affected by the amendment.

Revolving loan facility
The Group’s revolving loan facility with Bridge Bank expired on 24 December 2015. This facility was for a maximum amount of US$10,000,000, plus interest payable monthly at Prime plus 0.5% with a Prime floor of 3.25% (3.75% at 31 December 2014). The balance outstanding at 31 December 2014, was US $Nil.

Substantially all of the assets of the Group are pledged as collateral for the senior secured term loan except for the cash and accounts receivable which are pledged as collateral for the revolving loan facility. The carrying amounts as at December 31, 2015 are as stated on the balance sheet at that date In addition to collateral requirements, the senior secured term loan and the revolving loan facility contain various affirmative and negative covenants, including; specified financial ratios, restrictions on payments to shareholders' and limitations on investment in capital expenditures. The Group was in compliance with these covenants at 31 December 2015 and 31 December 2014.

Refinancing post year end
See Note 16 for details of refinancing of debt following the year end.

Vendor Financing
Notes payable consisted of promissory notes under two vendor financing facilities. The first facility has a maximum amount of US$7,000,000. At 31 December 2015, the amount outstanding is US$1,072,118. Each promissory note is repayable in 6 equal quarterly instalments. Interest is payable with the final principal instalment of each promissory note at a rate of 7%.

The second facility has a maximum amount of US$3,121,581 and commenced in August 2014. Notes are scheduled to be paid two years from the order date. The facility is interest free for the first 12 months, while interest of 6% accrued for the second twelve month period.

8	Interest Expense

	2015 US$	2014 US$	2013 US$
Interest payable to parent	$1,856,218	$1,647,301	$1,461,922
Bank loan interest	7,859,862	4,345,372	4,275,816
Amortisation of debt issue costs	3,082,650	1,376,607	1,118,267
Interest expense capitalised into fixed assets	(2,200,000)	—	—
	$10,598,730	$7,369,280	$6,856,005

Interest on borrowings capitalized reflects the interest on borrowings specifically used to fund Project Express. The amounts capitalized reflect interest incurred to the point at which the fixed assets were brought into service

9	Equity

	2015 US$	2014 US$
Authorized
139,190,421 equity shares of $1.00 each	$139,190,421	$100,000,000

EXHIBIT 99.1

	2015 US$	2014 US$
Allotted and fully paid - presented as equity
At 31 December: 59,263,113 ordinary shares	$59,263,113	$70,072,692

Preference shares of US$1 each	2015 US$	2014 US$

Authorised:
50,000,000 preference shares of US$1 each	$50,000,000	$27,124,774

Allotted and fully paid - presented as equity:
At 31 December: 37,934,353 preference shares	$37,934,353	$27,124,774

There are two classes of shares Ordinary and Preference shares. The preferred shares carry equal voting rights to the ordinary shares and no preference exists regarding dividends. Priority is given to these preferred shares in the event of a liquidation of HNGS.

On 1 May 2015, HNGS repurchased 10,809,579 US$1 ordinary shares for US$23,910,788; these shares were subsequently cancelled on 1 May 2015. This transaction gave rise to a reduction in share capital of US$10,809,579, share premium of US$1,707,048 and a U$11,394,161 increase in the retained deficit reflecting the premium paid for these shares. In conjunction with this, HNGS issued 10,809,579 $1 par value preferred shares for a consideration of US$22,410,789, plus a capital contribution of $1,500,000 which has been paid in full.

On 17 July 2014, HNGS issued 27,124,774 US$1 par value preferred shares for US$60,000,000 consideration which has been paid in full.

The preferred shares carry equal voting rights to the ordinary shares and no preference exists regarding dividends. Priority is given to these preferred shares in the event of a liquidation of HNGS

	2015 US$	2014 US$
Accumulated other comprehensive income and other reserves analyses:

Translation reserve	$(1,642,582)	$(1,623,080)

10    Income taxes

	2015 US$	2014 US$	2013 US$
The components of the income tax (benefit)/expense are as follows:

Ireland income taxes	$(2,015,393)	$(2,160,548)	$1,364,806
Iceland income taxes	—	—	(299,779)
Foreign income taxes	845,420	837,914	(279,531)
US state income taxes	4,247	(57,919)	6,329
	(1,165,726)	(1,380,553)	791,825
Valuation allowance (See 10(a) below)	5,610,486	1,188,638	975,187
	$4,444,760	$(191,915)	$1,767,012

EXHIBIT 99.1

The principal reconciling items between income tax expense/(benefit) and profit/(loss) before tax multiplied by the statutory tax rates in effect are in respect of movements on deferred tax.

The Group's subsidiaries have deferred income taxes which have been provided for, related principally to net operating loss carry forwards and basis differences for property and equipment. The unused balance of the operating loss carried forward as of 31 December 2015, 2014 and 2013 were approximately US$61,831,000, US$61,545,000 and US$45,835,000, respectively. Of the losses carried forward at the end of 2015, US$49,599,000 relates to the Group's Irish subsidiaries. The remainder of the losses relate to the Group's subsidiaries in the UK, Canada, the United States and The Netherlands.

The majority of the losses may be carried forward indefinitely while some territories limit the life of losses to between 12 and 20 years. The Group has provided a valuation allowance to place a reserve against deferred tax assets of US$5,674,959 at 31 December 2015, US$1,712,9108 at 31 December 2014 and US$978,600 at 31 December 2013.

HNGS and its subsidiaries are subject to local tax laws and income tax rates in the countries where they are located. The statutory income tax rates are:

Ireland	12.5%
United Kingdom	20.25%
Canada	38%
US state income tax rates	4.0 - 9.975%
Netherlands	20.0 - 25.0%
Iceland	20%

(a) Valuation allowance

	2015 US$	2014 US$	2013 US$

Opening balance	$1,712,910	$978,600	$139,994
Translation adjustment	(1,648,437)	(454,328)	(136,581)
Movement	5,610,486	1,188,638	975,187
Closing balance	$5,674,959	$1,712,910	$978,600

The principal reconciling items between income tax expense/(benefit) and profit/(loss) before tax multiplied by the statutory tax rates in effect are in respect of movements on deferred tax valuation allowance.

11    Deferred taxes

	2015 US$	2014 US$
Deferred tax assets:
Net operating loss carry forwards	$5,674,959	$5,195,061
Property and equipment	460,810	84,452
Total deferred tax assets before valuation allowance	6,135,769	5,279,513
Less Valuation allowance	(5,674,959)	(1,712,910)
Total deferred tax assets	460,810	3,566,603

Deferred tax liabilities:
Property and equipment	(2,932,234)	(1,755,457)
Total deferred tax liabilities	$(2,932,234)	$(1,755,457)

EXHIBIT 99.1

12	Employee benefit plans and stock based compensation

The Group's US subsidiary provide retirement benefits for eligible employees through a 401(k) Savings Plan ("the Plan"). Employees may elect to defer from 1% to 15% of their salary (up to specified limits set by law) during the plan year. The Group's US subsidiary may make discretionary matching contributions of $0.50 for every $1.00 up to the first 6% of salary an employee contributes to the Plan, up to the Internal Revenue Service yearly limits. These contributions vest rateably over 6 years. Employer contributions to the Plan were US$205,787, US$177,290 and US$224,020 in 2015, 2014 and 2013 respectively.

The Group maintains the Hibernia Long Term Incentive Plan. This plan provides for the availability of a maximum of 12,818,175 stock appreciation rights or phantom shares ("SARs") to be awarded to the Group's employees, directors and consultants. Generally, these SARs vest rateably over four years. The number of SARs available for grant and the terms of the outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. No accrual for stock based compensation expense is recorded, as a pay-out related to vested SARs may only occur in the case of a sale of the Group or a liquidity event.

During the year ended 31 December 2015 the company recorded an expense of $12.1 million which was paid to employees following the completion and launch of the Express cable. This amount is included in General and administrative expenses in the Consolidated Statement of Operations for the year ended 31 December 2015.

13	Related party transactions

HNGS has a note payable to a shareholder in the amount of US$11,355,843 at 31 December 2015, due at the earlier of a sale of the Company, an initial public offering, or 14 August 2020. Interest, which is paid in kind, is accrued monthly with an applicable interest rate of 12% per annum. The balance owing including interest paid-in-kind is US$16,492,338 at 31 December 2015.

HNGS also owes the same shareholder an amount of US$2,113,236 which such shareholder paid on the Group’s behalf to purchase a fibre asset. 30% of the gross margin generated from this asset will be paid to such shareholder until the purchase price is paid in full.

A subsidiary of HNGS had an arrangement with an affiliate in Ireland to receive telecommunications services, which were valued at US$216,335, US$210,689 and US$246,203 in 2015, 2014 and 2013, respectively. This subsidiary also provided this affiliate with facilities and telecommunications services in the amount of US$316,234, US$510,204 and US$601,062, in 2015, 2014 and 2013, respectively. At 31 December 2015, 2014 and 2013, there was no outstanding balances owed by this subsidiary to such affiliate but, the affiliate owed this subsidiary US$7,847 at 31 December 2015, U$8,402 at 31 December 2014 and $7,517 at 31 December 2013.

14 Supplemental disclosure of cash flow information

	2015 US$	2014 US$	2013 US$

Cash paid
Interest	$5,607,798	$4,292,385	$4,348,619
Income taxes	$126,386	$113,873	$312,380

Supplemental disclosure of non-cash transactions
Acquisition of plant, equipment and customer contracts (note 4)	$—	$2,435,220	$—

EXHIBIT 99.1

15	Commitments and contingencies

The Group's Irish subsidiary maintains a network entitled "Project Kelvin" financed for €29,500,000 by a consortium of government organisations. Under its contract with the government consortium, the Group's subsidiary is obligated to provide service on the network until December 2018.

The Group has commitments under various non-cancellable operating leases for office and equipment space, network capacity and certain equipment rentals expiring through 2034. Estimated future payments with respect to these contractual obligations are as follows:

US$

2016	$16,821,038
2017	11,678,020
2018	8,499,602
2019	7,368,178
2020	4,999,482
Thereafter	42,707,774
Total	$92,074,094

The Group has commitments for capital expenditures of US$3,000,000 at 31 December 2015 for ongoing projects.

On 20 August 2012, Hibernia Media (UK) Ltd. (HMUK) entered into an agreement with TeliaSonera International Carrier UK Limited (TSIC) to acquire specified customer contracts and related plant and equipment for a purchase price of US$1,600,000 due in instalments of US$33,333 over a period of 48 months. At 31 December 15, the balance outstanding is US$233,347.

In addition to the above amounts, a contingent consideration of up to US$1,840,000 is also payable. Payment of this balance is contingent on the level of business TSIC places with the Group for capacity services above certain specified levels. The payment made during 2015 was US$714,818 (2014: US$414,550). The Group estimates that the contingent element of the deferred consideration of US$710,632 will be paid in full during 2016.

On 1 March 2014, Hibernia Media (UK) Limited purchased customer contracts and related plant and equipment from TeliaSonera Network Sales AB. Consideration of 36 monthly instalments of US$67,645 commenced in January 2015. At 31 December 2015, the balance outstanding was US$1,623,480; refer to note 4 for further details.

The Group, in the regular course of business, is involved in various legal proceedings, investigations and claims by various regulatory agencies. Management of the Group does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material impact on the Group's financial condition or results of operations.

16	Subsequent events

On November 8, 2016, the Group executed a Share Purchase Agreement (the “Purchase Agreement”) to sell 100% of Hibernia NGS Limited to GTT Communications, Inc. (“Purchaser”), a publicly listed company in the United States of America. Pursuant to the Purchase Agreement, at closing the Purchaser will pay $515 million in cash plus $75 million in newly issued common stock. The purchase price is subject to a final post-closing reconciliation for closing date cash, working capital, transaction expenses, indebtedness and certain tax payments. As a result of the acquisition, the Purchaser will own 100% of the Group. The transaction is expected to close by the end of the first quarter of 2017.

On the 31st of May 2016 the Group entered in to a $165 million Senior Secured Credit Facility with a number of lenders including HSBC Bank USA, Citizens Financial Group, ING Capital and MUFG Union Bank. Of this facility $115 million was drawn down by Hibernia Express (Ireland) Limited, a Group company, and used to pay down existing debt held within the Hibernia Networks Group. The Company is a guarantor for this facility.